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                                                                    Exhibit 99.1



BB&T                                                   BB&T Corporation
--------------------------------------------------------------------------------
                                                       Public Relations
                                                       200 West Second Street
Feb. 25, 1999                                          Winston-Salem, NC 27101


FOR IMMEDIATE RELEASE

                                                               News Release

Contacts:
---------
ANALYSTS
Tom A. Nicholson            Scott Reed
Senior Vice President       Sr. Exec. Vice President
Investor Relations          Chief Financial Officer
(336) 733-3058              (336) 733-3088

MEDIA
Burney Warren               Bob Denham             Dan R. Moore
Executive Vice President    Vice President         President & CEO
Mergers & Acquisitions      Public Relations       Matewan BancShares
(252) 321-3347              (336) 733-2202         (304) 235-1544

BB&T to acquire Matewan BancShares
of Williamson, W.Va.

     WINSTON-SALEM, N.C. - In a move that will strengthen its western Virginia franchise, BB&T Corporation (NYSE:BBT) said today it will buy Matewan BancShares Inc. (OTC:MATE) of Williamson, W.Va., in a stock swap valued at $157.9 million.

     Matewan BancShares, with $676 million in assets, operates 22 banking offices and one mortgage loan office in southwestern Virginia, southern West Virginia and eastern Kentucky.

     The transaction, approved by the directors of both companies, will give Matewan shareholders .9333 BB&T shares, worth $33.89 based on BB&T's closing price on Tuesday. The exchange ratio is based on a pricing period prior to closing.

     "This acquisition was particularly attractive because it will allow us to expand our western Virginia franchise into southern West Virginia and eastern Kentucky," said BB&T Chairman John Allison. "Matewan is an 86-year-old bank with a reputation for excellent customer service. We look forward to continuing that tradition."

                                      MORE
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     BB&T moved into western Virginia in August 1998 with its pending acquisition of MainStreet Financial Corporation, a Martinsville-based community banking franchise.

     Earlier this year, BB&T said it would buy First Citizens Corporation of Newnan, Ga., giving it entry into metropolitan Atlanta, and Mason-Dixon Bancshares of Westminster, Md., giving it entry into central Maryland and metropolitan Baltimore. When the Matewan acquisition is completed, BB&T, the 23rd largest bank in the country, will have banking offices in seven states and Washington, D.C.

     BB&T expects to capitalize on Matewan's growing commercial base by providing substantially higher levels of credit and resources in the Tri-State area, a region rapidly attracting new commerce and tourism. More than $1.2 billion in capital investments was committed to new business projects in West Virginia last year and 158 companies announced the location of new facilities or the expansion of existing facilities in the state. Kentucky was ranked one of the Top 10 business climates in the nation by Financial World magazine.

     Matewan customers will be introduced to a broad BB&T product line that includes insurance, mutual funds, annuities, leasing, trust, retail brokerage and investment banking.

     Over the last five years, BB&T has produced the strongest growth rate in noninterest revenue among the country's 50 largest banks. Its noninterest income growth in 1998 was 28.5 percent. Yet, as it continues to grow, BB&T allows for local decision-making through its community bank network - now divided into 17 autonomous regions.

     "BB&T's unique community banking network will be the perfect complement to our brand of customer service known as ValueBanking," said Matewan BancShares Chairman Dan R. Moore. "One great thing about this merger is that we'll be allowed to continue delivering that same high level of reliable hometown service to the hard-working people of the Tri-State. Only now we can also provide the products and services of a financial institution with $35 billion in assets."

     Williamson will become headquarters of BB&T's newest community banking region in southern West Virginia, eastern Kentucky and part of southwestern Virginia. Moore will be named president of the new region.

     Matewan operates through banking subsidiaries Matewan National Bank and Matewan FSB. The corporation also owns insurance and investment subsidiaries. Its market area includes Mingo, Logan, Boone, Lincoln and Wayne counties in West Virginia; Pike, Floyd, Johnson, martin and Letcher counties in Kentucky; and Buchanan, Tazewell, Wise, Russell and Washington counties in Virginia.

     The merger, which is subject to the approval of Matewan shareholders and banking regulators, is expected to be completed in the third quarter of 1999. BB&T Corporation with $35 billion in assets, operates 534 banking offices in Virginia, Maryland, Washington, D.C. and the Carolinas.